Contact Person:  Robert D. O'Donnell (732) 863-9000

                                  PRESS RELEASE
                                  -------------

                         COMMUNITY BANCORP OF NEW JERSEY
                          REPORTS THIRD QUARTER PROFIT
                      AS EARNINGS AND ASSET GROWTH CONTINUE

Freehold, New Jersey - Community Bancorp of New Jersey, the holding company for the Community Bank of New Jersey (NASDAQ:"CBNJ"), which commenced operations in May 1997, reported its eighth consecutive quarter of profitable operations. For the quarter ended September 30, 2000, the Company earned $351,000 compared to $160,000 for the same period last year. Basic and diluted net income per share for the third quarter of 2000 was $0.18, compared to net income per share for both basic and diluted earnings of $0.08 for the third quarter of 1999.

        For the nine months ended September 30, 2000, net income increased to $737,000, or $0.38 net income per share for both basic and diluted compared to net income of $364,000 or net income per share for both basic and diluted earnings of $0.19 for the same period in 1999.

        For the nine months ended September 30, 2000, the Company recognized $12,000 in State income tax expense and did not recognize any Federal income tax expense. Tax expense for the period has been offset by the benefit from the reduction in the Company's valuation allowance on its deferred tax asset as of September 30, 2000. The Company would have reported income tax expense of approximately $285,000 without the benefit from this valuation allowance reduction. Based upon the current and projected levels of profit, it is anticipated that the Company will further reduce its valuation allowance to zero, and begin to record Federal income tax expense in the first quarter of 2001.

        As of September 30, 2000 the Company posted total assets of $165.0 million, an increase of $32.2 million, or 24% over December 31, 1999. The Bank's loan portfolio, net of allowances for loan losses, increased to $103.9 million, an increase of $22.5 million, or 28% over December 31, 1999. Total deposits increased to $144.6, million at September 30, 2000, an increase of $30.6 million, or 27% over December 31, 1999. At September 30, 2000, the Company's allowance for loan losses equaled $1.4 million, or 1.36% of loans. The Company had no non-performing assets at September 30, 2000.

        The Community Bank of New Jersey, the Company's Bank subsidiary, operates through its main office at 3535 Highway 9 North, Freehold, New Jersey and its four (4) branch offices located at 31 East Main Street, Freehold, New Jersey, 4502 Highway 9 South, Howell, New Jersey and 267 Main Street, Matawan, New Jersey and 191 Route 9 South, Manalapan, New Jersey.

                         COMMUNITY BANCORP OF NEW JERSEY
                              FINANCIAL HIGHLIGHTS
                                 BALANCE SHEETS


                                               September 30, 2000        December 31, 1999
                                                   (Unaudited)
                                               ------------------        -----------------
                                                             (In thousands)
ASSETS
Cash and Due from Banks                          $      5,730             $      4,991
Federal Funds Sold                                     16,500                   20,275
Investment Securities                                  32,504                   20,669
Loans                                                 105,298                   82,632
Less Allowance for Loan Losses                         (1,430)                  (1,237)
                                                 --------------           --------------

Net Loans                                             103,868                   81,395

Premises and Equipment, net                             4,849                    4,631
Other Assets                                            1,579                      850
                                                 --------------           --------------

TOTAL ASSETS                                     $    165,030             $    132,811
                                                 ==============           ==============

LIABILITIES
Deposits                                         $    144,625             $    114,028
Other Liabilities                                       1,443                      557
                                                 --------------           --------------

Total Liabilities                                     146,068                  114,585
                                                 --------------           --------------

SHAREHOLDERS' EQUITY
Common Equity (1)                                      21,299                   20,160
Accumulated Deficit (1)                                (2,327)                  (1,923)
Accumulated other comprehensive income                    (10)                     (11)
                                                 --------------           --------------

Total Shareholders' Equity                             18,962                   18,226
                                                 --------------           --------------

TOTAL LIABILITIES & SHAREHOLDERS' EQUITY         $    165,030             $    132,811
                                                 ==============           ==============

(1)   Change includes recording of 5% stock dividend paid May 1, 2000.

                         COMMUNITY BANCORP OF NEW JERSEY
                              FINANCIAL HIGHLIGHTS
                      STATEMENTS OF OPERATIONS (Unaudited)

                                             9 Months Ended September 30,
                                        --------------------------------------
                                            2000                      1999
                                        ------------             -------------
                                         (In thousands, except per share data)
Interest Income                         $      7,957             $       4,612
Interest Expense                               3,402                     1,628
                                        ------------             -------------
Net Interest Income                            4,555                     2,984
Provision for Loan Losses                        193                       267
                                        ------------             -------------
Net Interest Income after
  Provision for Loan Losses                    4,362                     2,717
Non Interest Income                              613                       407
Non Interest Expenses                          4,226                     2,760
                                        ------------             -------------

Income Before Income Taxes              $        749             $         364
Income Tax Expense                                12                        -
                                        ------------             -------------

Net Income                              $        737             $         364
                                        ============             =============

Net Income
----------
Per Common Share(1)
-------------------
Basic and Diluted                       $       0.38             $        0.19
-----------------                       ------------             -------------


SELECTED FINANCIAL DATA

Market Value per Common Share(1)(2)     $      16.00             $       14.29

Book Value per share(1)                 $       9.88             $        9.54

(1) Per share and earnings per share values have been retroactively adjusted to reflect the third quarter 2000 5% stock dividend.

(2) Closing sale price of the common stock on the Nasdaq SmallCap Market at September 30, 2000 and September 30, 1999 under the symbol CBNJ.